EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

February 17, 2010	Analyst Contact:	Susan Allen:	203-499-2409
	Media Contact:	Anita Steeves:	203-499-2901
		After Hours:	203-499-2812

UIL Holdings Corporation Reports 2009 Results and
Provides 2010 Earnings Guidance

UIL Holdings Corporation (NYSE: UIL) today reported consolidated net income of $54.3 million, or $1.94 per share in 2009, an increase of $6.2 million, or $0.02 per share, compared to 2008.  For the fourth quarter of 2009, earnings were $6.7 million, or $0.22 per share, compared to net income of $8.7 million, or $0.35 per share, for the same period in 2008.  The dilutive effect from UIL’s May 2009 issuance of an additional 4.6 million shares of common stock for the full year and fourth quarter 2009 was $0.21 per share and $0.07 per share, respectively.

“2009 was a challenging year, but we successfully achieved year-over-year earnings growth by controlling our operating costs,” commented James P. Torgerson, UIL’s President and CEO.  “In addition, the decoupling of distribution revenues from electricity sales provided us with revenue stability in 2009.”

“Looking forward, 2010 will be an exciting year.  The first peaking generation project of GenConn Energy, a 50-50 joint venture between NRG Energy, Inc. and The United Illuminating Company, located in Devon, Connecticut, is scheduled to be on-line in June 2010.  Major construction is also getting underway at the second project located in Middletown, Connecticut.  Operationally, we will focus on the execution of our 10-year capital expenditure plan while continuing to control our operating costs.”

Net income for the fourth quarter and full year 2009, compared to the same periods in 2008, for continuing operations and discontinued operations and by line of business, are as follows:

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UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	Difference	2009	2008	Difference
Net Income (Loss) ($M)
UI
Distribution, CTA and Other	$1.4	$3.0	$(1.6)	$31.7	$27.4	$4.3
Transmission	6.1	6.7	(0.6)	25.3	23.7	1.6
Total UI Net Income	$7.5	$9.7	$(2.2)	$57.0	$51.1	$5.9

UIL Corporate	(0.8)	(0.9)	0.1	(2.6)	(2.7)	0.1
Total Continuing Operations	$6.7	$8.8	$(2.1)	$54.4	$48.4	$6.0

Discontinued Operations - Xcelecom	-	(0.1)	0.1	(0.1)	(0.3)	0.2

Total Net Income	$6.7	$8.7	$(2.0)	$54.3	$48.1	$6.2

Average Shares Outstanding - Basic	30.0	25.2	4.8	28.0	25.1	2.9

EPS	$0.22	$0.35	$(0.13)	$1.94	$1.92	$0.02

The dilutive effect of the May 2009 issuance of an additional 4,600,000 shares of common stock in the fourth quarter and full year of 2009 was $0.07 per share and $0.21 per share, respectively.

The table below provides the distribution, competitive transition assessment (CTA) and other net income variances for the fourth quarter and full year 2009, compared to the same periods in 2008.  Full year earnings from the distribution business have grown primarily due to an approved rate increase, reduced operation and maintenance (O&M) expenses and the allocation of certain expenses in 2009 to other rate components.

	Distribution, CTA & Other Net Income

	Quarter Ended	Year Ended
	December 31, 2009	December 31, 2009
Favorable/(Unfavorable) ($M)	vs. 2008	vs. 2008
Operating Revenues
Decoupling adjustment	$(0.7)	$3.2
Regulatory true up items	2.2	6.3
Distribution rates & pricing	2.6	4.1
Sales volume	(0.6)	(5.9)
Operation and Maintenance (O&M) Expense
Customer service - allocated	(0.9)	0.3
Uncollectibles	0.8	4.1
Outside services and other expense	(2.1)	1.6
Pension & postretirement	(1.6)	(7.0)
Other	(1.3)	(2.4)
Distribution, CTA & Other Net Income variance	$(1.6)	$4.3

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The decoupling adjustment reflects an accrual to reconcile actual revenues to the Department of Public Utility Control (DPUC) allowed revenue requirements in accordance with the decoupling mechanism approved in the February 2009 final decision in UI’s 2008 distribution rate case.  The favorable variances in regulatory true up items were mainly due to the absence in 2009 of unfavorable adjustments recorded in 2008 to certain regulatory liabilities.  The favorable variance in distribution rates and pricing was primarily due to increased rates as approved in the rate case final decision.  The unfavorable variance in sales volume was due to the reduction in kilowatt-hour sales usage resulting from milder weather and reduction in customer demand.

Regarding O&M expense, UI allocates customer service expense to transmission in accordance with a Federal Energy Regulatory Commission (FERC) order.  For the year, this allocation provided a favorable variance due to the timing of the FERC order, which was granted in May 2008.  In the fourth quarter, this allocation resulted in an unfavorable variance due to the favorable variance in uncollectible expense, which caused a reduction of the allocation.  The quarterly and full year favorable variances in uncollectibles were primarily due to decreased customer account write-offs and the DPUC-authorized allocation of a portion of the uncollectible expense to the Generation Services Charge, effective in February 2009.  The favorable variance in outside services and other expense resulted from the implementation of cost control measures with the unfavorable variance in the fourth quarter being attributable to timing differences.  The unfavorable variances in pension and postretirement expenses were primarily due to the negative impact of the financial markets on the value of pension and postretirement assets in 2008.  However, the distribution rate case final decision provided for recovery of the increase in pension and postretirement expense for 2009 either in rates or as a regulatory asset for future recovery.  The unfavorable variance noted above is net of those amounts recorded as a regulatory asset.

In 2009, the transmission business earnings experienced underlying growth from higher rate base and equity capitalization with approximately the same allowed return compared to 2008.  The unfavorable variance in the fourth quarter was primarily attributable to a positive true up in 2008 related to the return on equity.  This was partially offset by the underlying growth in rate base and equity capitalization on a quarter-over-quarter basis.  As previously reported, the Middletown-to-Norwalk transmission project went into service in December 2008.

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Looking Forward

UIL's consolidated earnings estimate for 2010 is $1.87-$2.02 per share.  Details of the 2010 earnings estimates are summarized as follows:

2010 Earnings Expectations

	Approximate Net Income*	EPS
UI
Distribution, CTA & Other	$30 - $32	$0.98 - $1.05
Transmission	26 - 28	0.85 - 0.93
GenConn	2 - 3	0.07 - 0.09

Total UI (1)	$58 - $62	$1.93 - $2.05

UIL Corporate	(3) - (2)	(0.09) - (.05)

Total UIL (1)	$56 - $61	$1.87 - $2.02

(1) Expectations are not intended to be additive.

* Rounded to nearest million

Factors impacting the earnings per share estimates for 2010 when compared to 2009 earnings are as follows:

•
UIL’s 2010 earnings per share estimates take into account a full year of earnings dilution from the May 2009 equity issuance of 4.6 millions shares.  Earnings per share dilution in 2010 is $0.15 per share, when compared to 2009.

•	CTA earnings are expected to decline by $0.06-$0.08 per share in 2010, as rate base continues to amortize.

•	UI’s investment in GenConn’s peaking generation project in Devon, Connecticut is scheduled to be on-line in June 2010 and is expected to contribute $0.07-$0.09 per share in 2010.

•
The distribution and CTA allowed return on equity of 8.75% is slightly down in 2010, compared to the allowed composite return on equity of 8.84% in 2009, resulting from the rate year beginning February 4, 2009. Expected earnings are based upon the assumption that in 2010 distribution will earn close to its allowed return on equity.

•	The full revenue decoupling, pension tracker and cost of debt tracking mechanisms, approved in the 2008 distribution rate decision, will continue in 2010.

•	The transmission business is expected to earn a weighted average return on equity of 12.3% to 12.5% in 2010.

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Fourth Quarter and Year-end Earnings Conference Call

In conjunction with this earnings release, UIL will conduct a webcast conference call with financial analysts on Thursday, February 18, 2010, beginning at 10:00 a.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 325,000 customers in the Greater New Haven and Bridgeport areas.  For more information on UIL Holdings, visit us at http://www.uil.com.

Use of Non-GAAP Measures for 2010 Earnings Guidance

UIL Holdings believes earnings per share (EPS) information as presented in its earnings guidance is useful in understanding the earnings expectations for the business, as a whole.  The amounts presented in the earnings guidance show the EPS for each of UIL Holdings’ lines of business.  EPS is calculated by dividing the projected 2010 net income for each line of business by the projected average number of shares of UIL Holdings common stock outstanding for 2010.   Total consolidated EPS is a generally accepted accounting principles (GAAP)-basis presentation.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).  These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future.  Such forward-looking statements are based on UIL Holdings’ expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products and services of UIL Holdings’ subsidiary, The United Illuminating Company.  The foregoing and other factors are discussed and should be reviewed in UIL Holdings’ most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission.  Forward-looking statements included herein speak only as of the date hereof and UIL Holdings undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated financial information for the fourth quarter and full years of 2009 and 2008:

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UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)
	Years Ended
	December 31,
	2009	2008

Operating Revenues
Utility	$895,681	$947,940
Non-utility	869	780
Total Operating Revenues	896,550	948,720
Operating Expenses
Operation
Purchased power	333,339	424,245
Operation and maintenance	225,603	212,621
Transmission wholesale	57,012	46,368
Depreciation and amortization	98,116	101,129
Taxes - other than income taxes	60,062	50,230
Total Operating Expenses	774,132	834,593
Operating Income	122,418	114,127

Other Income and (Deductions), net	5,586	3,339

Interest Charges, net
Interest on long-term debt	37,297	29,564
Other interest, net	1,286	2,858
	38,583	32,422
Amortization of debt expense and redemption premiums	1,817	1,730
Total Interest Charges, net	40,400	34,152

Income Before Income Taxes, Equity Earnings and
Discontinued Operations	87,604	83,314

Income Taxes	33,204	34,724

Income Before Equity Earnings and Discontinued Operations	54,400	48,590
Income (Loss) from Equity Investments	59	(205)
Income from Continuing Operations	54,459	48,385
Discontinued Operations, Net of Tax	(142)	(237)

Net Income	$54,317	$48,148

Average Number of Common Shares Outstanding - Basic	28,027	25,114
Average Number of Common Shares Outstanding - Diluted	28,273	25,477

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$1.94	$1.93
Discontinued Operations	-	(0.01)
Net Earnings	$1.94	$1.92

Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$1.93	$1.90
Discontinued Operations	-	(0.01)
Net Earnings	$1.93	$1.89

Cash Dividends Declared per share of Common Stock	$1.728	$1.728

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)
	December 31,	December 31,
(thousands of dollars)	2009	2008
ASSETS
Current assets	$229,664	$252,186
Current assets of discontinued operations held for sale	3,728	5,437
Other investments	10,659	10,307
Net property, plant and equipment	1,153,001	1,073,588
Regulatory assets	676,992	723,079
Deferred Charges and Other Assets	147,716	18,589
Total Assets	$2,221,760	$2,083,186

LIABILITIES AND CAPITALIZATION
Current liabilities	$235,454	$366,671
Current liabilities of discontinued operations held for sale	4,578	5,467
Noncurrent liabilities	377,508	304,292
Deferred income taxes	273,558	298,824
Regulatory liabilities	82,937	84,322
Total Liabilities	974,035	1,059,576

Long-term debt	673,549	549,031
Net Common Stock Equity	574,176	474,579
Total Capitalization	1,247,725	1,023,610

Total Liabilities and Capitalization	$2,221,760	$2,083,186